Exhibit 99.1

Anthem files suit against pharmacy benefit manager to recover damages for pricing and operations issues

INDIANAPOLIS—Mar. 21, 2016—Anthem, Inc. today filed suit against Express Scripts, its vendor for pharmacy benefit management services, to recover damages for pharmacy pricing that is higher than competitive benchmark pricing. The lawsuit also seeks to recover damages related to operational issues and for a declaration of Anthem’s right to terminate its contract with Express Scripts.

Anthem is committed to ensuring members of its health plans have access to high-quality, affordable health coverage. Under the agreement, Express Scripts is obligated to negotiate in good faith to ensure Anthem is receiving competitive benchmark pricing. Anthem has worked hard for more than a year to try to get Express Scripts to engage in such good faith negotiations, but Express Scripts has refused to do so.

Anthem has not made any decision whether to end its contract with Express Scripts at this time. The decision to file the lawsuit does not change the way in which members get their prescriptions filled or use pharmacy benefit management services.

The lawsuit is a public document filed in United States District Court for the Southern District of New York.

Contacts:

Investor Relations Media

Doug Simpson, 317-488-6181	Jill Becher, 414-234-1573
Douglas.simpson@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 72 million people served by its affiliated companies, including more than 38 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.